UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                               HOENIG GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   434396107
               --------------------------------------------------
                                 (CUSIP Number)








                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [ ] Rule 13d-1(c)

       [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                        --------------------
CUSIP NO. 434396107                   13G                    PAGE 2 OF 6 PAGES
--------------------                                        --------------------


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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     MAX H. LEVINE
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A)[ ]
                                                                         (B)[ ]

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3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
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                5     SOLE VOTING POWER

                      979,767
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           0
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             979,767
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       979,767
--------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                        [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

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                                                               PAGE 3 OF 6 PAGES



ITEM 1(A).  NAME OF ISSUER.

            Hoenig Group Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            4 International Drive
            Rye Brook, NY 10573






ITEM 2(A).  NAME OF PERSON FILING.

            Max H. Levine

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            4 International Drive
            Rye Brook, NY 10573


ITEM 2(C).  CITIZENSHIP.

            U.S.A.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock, par value $0.01 per share.

ITEM 2(E).  CUSIP NUMBER.

            434396107

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                                                               PAGE 4 OF 6 PAGES



ITEM 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Inapplicable.

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4.     OWNERSHIP.

            (a)   Amount beneficially owned:                     979,767 shares

            (b)   Percent of class:                                       11.3%

            (c)   Number of shares as to which the Reporting
                  Person has:

                  (i)   Sole power to vote or to direct the vote:       979,767

                  (ii)  Shared power to vote or to direct the vote:           0

                  (iii) Sole power to dispose or to direct the
                        disposition of:                                 979,767

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                       0

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                                                               PAGE 5 OF 6 PAGES



ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Inapplicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Inapplicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Inapplicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable.

ITEM 10.    CERTIFICATION.

            Inapplicable.

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                                                               PAGE 6 OF 6 PAGES



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



                                       MAX H. LEVINE


                                       /s/ MAX H. LEVINE
                                       -------------------------------------